EXHIBIT 99.1

Press Release Issued by Two Rivers Water & Farming Company

Two Rivers’ Hemp Crop Share, Water and Land Sales Progress

DENVER, Colorado – February 28, 2018 – Two Rivers Water & Farming Company (“Two Rivers” OTCQB: TURV) is pleased to announce that it is making significant progress on its hemp crop share arrangement and water redevelopment project. Land development sales are progressing ahead of plan. Two Rivers currently values its water and associated land assets at the prior appraised value of approximately $31 million. Two Rivers believes that with a projected increase in demand for high quality CBD oil and water demand in the next few years, valuation and revenue opportunities of its water assets and hemp activities will also significantly increase.

Hemp

Two Rivers’ hemp crop share arrangement is with a southern Colorado hemp grower. This group selected Two Rivers due to its senior water rights and productive farmland located between Walsenburg and Colorado City in southeastern Colorado (the “Butte Valley Farm”). According to the grower, the hemp grown will be non-psychoactive and have less than .3% THC content and a high percentage of CBD oil. All permitting from the State of Colorado and the local county has been completed. The land will be prepped in March with planting beginning near the end of May after the last frost of the season. The grower is in talks with an additional experienced grower that intends to grow up to an additional 20 acres at the same location in 2018 if agreement can be reached on the crop share.

Two Rivers and the grower believe that hemp production for CBD oil is a significant opportunity for Colorado agriculture. Hemp is a great benefit to users worldwide for pain relief, seizures, anxiety, sleep disorders, and many other medicinal applications that are currently under study. Also hemp fiber from other strains can be used in fabric, particle board, concrete, paper, clothing and numerous other applications all of which can be produced using over 1,000 acres of Two Rivers’ land and water assets using this same crop sharing model.

The hemp grower projection shows a CBD yield representing $125,000 per acre with a net of $84,000 per acre. This will yield $20,000 per acre as Two Rivers’ crop share. The Butte Valley Farm has more than 200 acres with associated senior water rights. If all 200 acres are committed to crop share under the current agreement, projected revenue to Two Rivers may be $4,000,000. These projections could further be amplified with the addition of an extraction facility, which is currently not in place.

Water

Two Rivers Waters’ core focus is its water assets. As a result, work continues toward the monetization of its water assets. The development of its water assets will continue to be time and capital intensive. Therefore, it is important that water and land assets assist in current operational requirements, thus the reason for our hemp endeavors above and land sales discussed below.

Two Rivers, through its subsidiary, Water Redevelopment Company (“Water Redev”), continues to work with a real estate developer to provide residential and commercial water (“taps”) in the area where Water Redev currently has agriculture use water. The water supply agreement between Two Rivers and the developer has recently been expanded from a potential of 10,000 taps over the next 20 years to 19,400 taps; 14,400 taps projected over 40 years are for lot owners in Colorado City Colorado, and 5,000 taps to Crown Valley Ranch, LLC, which is a 4,000 acres 2016 master plan approved by the Huerfano County Commissioners. The supply agreement calls for a payment of $6,500 per tap in revenue to Two Rivers. Once final engineering is completed, it is estimated that one-acre foot of water will supply three taps. Water Redev with the assistance of the real estate developer will need to change water use from agriculture to municipal use.

Beginning last year, Water Redev began to market its water to other end users on a lease basis, creating $7,000 in revenue. This year, we have amplified these efforts. We will annually lease agricultural water from the Huerfano Lake (located in Pueblo County, Colorado) from $1,000 per acre-foot delivered via our ditch system to $22,800 per acre-foot ($0.07/gallon) delivered by truck.

Two Rivers and Water Redev are in the process of bringing its largest dam, the Cucharas Reservoir #5, into compliance with State of Colorado zero fill requirement. Two Rivers took a major step in the cleaning out the obstructions to the outlet gate and draining the Cucharas Reservoir as required by the State of Colorado. The next steps include the construction of a new dam. Once completed, the new dam will manage water in the Cucharas and Huerfano river basin. Two Rivers plans to work closely with the State of Colorado. This reservoir when at full capacity can account for nearly 10% of the current State’s goal of an additional 400,000 acre-feet of water storage by 2050. (2015 Colorado’s Water Plan – Executive Summary – Measurable Objectives. https://www.colorado.gov/pacific/cowaterplan/plan ).

Land Sales

For the year ended December 31, 2016, Two Rivers owned 2,584 acres in eastern El Paso County, east of Colorado Springs Colorado, close to Schriever Air Force Base. This land was acquired to control a water metropolitan district. Beginning last year, Two Rivers developed eight, 40-acre subdivided lots for sale. To date, all eight lots have been sold for a gross sales price of $420,000 represented by approximately 320 acres, or $1,300 per acre. Two Rivers’ cost basis for this land sold is $607 per acre. Seventy five percent of the net funds, or $285,000, were used to pay down the first lien debt. Two Rivers plan to make an additional 12 to 18 lots available for sale is 2018, subject to surveying and well permits.

About Two Rivers

Two Rivers assembles its water assets by acquiring land with senior water rights. Two Rivers focuses on development and redevelopment of infrastructure for water management and delivery. Two Rivers’ long-term strategy focuses on the value of our water assets and how to monetize water for the benefit of its stakeholders, including communities near where its water assets are located.

About Water Redevelopment Company

Water Redevelopment Company is a subsidiary of Two Rivers and focuses on development and redevelopment of infrastructure for water management and delivery. Water is one of the most basic, core assets. Water Redevelopment’s first area of focus is in the Huerfano-Cucharas river basin in southeastern Colorado.

Forward-Looking Statements

This news release contains “forward-looking statements,” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors, including the inherent uncertainties associated with developing and acquiring land and water resources. There can be no assurance Two Rivers will be able to initiate and operate its grow facilities in accordance with its business plans. These forward-looking statements are made as of the date of this news release, and Two Rivers assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Contact:

Wayne Harding

Two Rivers Water & Farming Company

(303) 222-1000

mailto: info@2riverswater.com